EXHIBIT 10.16

AMENDED AND RESTATED LEASE AGREEMENT

1.
THIS AMENDED AND RESTATED LEASE AGREEMENT (“Lease”) is entered into on February 20th, 2018 by Maggi Moss, Joan Thaler, A. Terry Moss, Richard Margulies, and their spouses ("Landlord") whose address is 1603 22nd Street, Suite 103, West Des Moines, Iowa 50266 and West Bank ("Tenant") whose address is 1601 22nd Street, West Des Moines, Iowa 50266. This Lease is created for the purpose of restating the previous 1971 lease and all subsequent amendments, as well as modernizing the provisions, and additional changes. It is intended that this Lease replace the previous 1971 lease and all subsequent amendments.

2.	PREMISES AND TERM.

a.	Premises.

i.	The Landlord leases to the Tenant, according to the terms of this Lease, the following described "Premises", situated in Polk County, Iowa at 1601 22nd Street, West Des Moines, IA 50266:

1.	First Floor, consisting of 8,451 square feet more or less (“First Floor”);

2.	Suite 200, consisting of 2,229 square feet more or less (“Suite 200”);

3.	Suites 201, 205, 206, 207, 208, 209, and 210 consisting of 8,171 square feet more or less (“Second Floor”); and

4.	Suite 300, consisting of 3,569 square feet more or less (“Suite 300”), with the improvements thereon, and all rights, easements, and appurtenances.

ii.	The Premises shall not include common areas of the Office Building (as defined below) including, but not limited to, the common entry and lobby, stairways, and elevators.

b.	Term. This Lease commences upon execution and ends at midnight on April 30, 2024, upon the condition that Tenant and Landlord otherwise perform as provided in this Lease.

c.	Renewal.

i.	There is an option to renew this Lease for four (4) terms of five (5) years each at the same terms provided herein except as provided in 3.b and 2.c.iii below.

ii.	Tenant shall give Landlord at least one-hundred and eighty (180) days’ prior notice of such election to renew.

iii.
For Second Floor and Suite 300, the base rental amount due during the option periods shall be negotiated between the Landlord and Tenant in good faith for each five (5) year option period at least one-hundred and eighty (180) days’ before the commencement of the respective option period.

d.	Parking.

i.
Tenant shall be entitled to the use of the on-site parking areas adjacent to the Premises. Parking spaces designated for visitors or otherwise reserved shall not be used by Tenant or Tenant’s employees. Tenant shall require its employees to park in the portion of the parking areas designated from time to time by Landlord as the employee parking areas.

ii.
Landlord grants Tenant the exclusive use of 14 automobile spaces for Tenant’s customer parking and convenience and adequate access to and from Tenant’s drive-up banking facility. The exact location of these spaces and access shall be mutually agreed upon by the parties.

e.	Office Building. The entire 1601 22nd Street, West Des Moines, IA building shall be referred to as “Office Building.”

f.
West Bank Office Complex. The three buildings located at 2100 Westown Parkway, West Des Moines, IA, 1603 22nd Street, West Des Moines, IA, and 1601 22nd Street, West Des Moines, IA and all adjacent parking shall be known as “West Bank Office Complex”.

3.	RENTAL.

a.	Rent. Tenant agrees to pay to Landlord as rental for said term, as follows:

i.	Monthly Base Rent:

1.	First Floor: $26,888.51

2.	Suite 200: $6,703.99

3.	Second Floor: $8,463.77

4.	Suite 300: $3,696.89

ii.	Monthly Accommodation: $5,482.00. This payment begins May 1, 2018 and ends April 1, 2024 (72 months).

b.	CPI Adjustment.

i.	This section (3.b.) is applicable to the First Floor and Suite 200.

ii.
There shall be a Consumer Price Index (“CPI”) adjustment to the rent paid by Tenant from and after May 1, 2022 and at the end of any subsequent five year period of this Lease. CPI will be calculated as it has previously, as set forth in Exhibit A, which shows the 2017 calculation.

iii.
As promptly as practicable after the end of each five-year period of this Lease, including renewals, the Landlord shall compute the increase, if any, in the cost of living for the preceding five year period (in this case May 2017 - April 2022) based upon the CPI, published by the Bureau of Labor Statistics of the United States Department of Labor. The Index number indicated in the column entitled “all items” for the month of May, 2022 shall be the “Current Index Number” for the May, 2022 CPI adjustment, and the corresponding index number for the same month five years earlier shall be the “Base Index Number”. Each subsequent adjustment shall be based on the index for the first month of the new period (which would be the Current Index Number for that period) and the corresponding index number for the same month five years earlier shall be the Base Index Number.

iv.
The Current Index Number shall be divided by the Base Index Number. From the quotient thereof, there shall be subtracted the integer 1, and any resulting positive number shall be deemed to be the percentage increase in the cost of living.

v.
The rent payable under this section for the succeeding five years shall be increased by the percentage of the increase as so determined, as resulted from the application of the percentage increased to the rent payable during the last CPI increase. In no event shall the rent for any succeeding five-year period be less than the rent for the preceding 5 year period.

vi.
The Landlord shall, within a reasonable time after obtaining the appropriate data necessary for computing such increase, give the Tenant notice of any increase so determined, and the Landlord’s computation thereof shall be conclusive and binding but shall not preclude any adjustment which may be required in the event of a published amendment of the index figures upon which the computation was based unless the Tenant shall, within 60 days after the giving of such notice, notify the Landlord of any claimed error therein. Any dispute between the parties as to any such computation shall be determined by arbitration.

vii.
The rent, as so determined shall be due and payable to the Landlord in equal monthly installments commencing with the first month of such succeeding five-year period (any retroactive payments then due being payable within five days after the giving of such notice), and in the event of any subsequent redetermination of such amount the adjustment thus indicated shall be made promptly between the Landlord and the Tenant.

viii.
If the publication of the CPI shall be discontinued, the parties shall thereafter accept comparable statistics on the cost of living as they shall be computed and published by an agency of the United States or by a responsible financial periodical of recognized authority then to be selected by the parties or, if the parties cannot agree upon a selection, by arbitration. In the event of (1) use of comparable statistics in place of the CPI, or (2) publication of the Index figure at other than monthly intervals, there shall be made in the method of computation herein provided for such revisions as the circumstances may require to carry out the intent of this section, and any dispute between the parties as to the making of such adjustment shall be determined by arbitration.

ix.
Tenant is granted renewal options as described above, during which renewal options all terms and provisions of this Lease shall apply as though the renewal options had been granted in the Lease (unless context clearly requires a different meaning), except that: if increases in the unit cost for gas and/or electricity during any year or years during the renewal options over such unit costs as of January 1, 2007, exceeds the increase in the CPI (used for the rent adjustment described above), Tenant shall pay to Landlord an amount equal to a prorated share (based on the square feet of rentable spaced demised to Tenant under the terms of the Lease to the total rentable space in the building in which the demised space is located) of the increase in such unit costs over the increase in the CPI for such period.

c.	Common Area Maintenance.

i.	This section (3.c.) is applicable to Second Floor and Suite 300.

ii.
Each year during the term of this Lease, Tenant shall pay as additional rent, a prorated share of the increase in the operating costs for the Office Building over the expenses for the base year of 2004 (the base year operating expenses were $308,984.69), which include, but are not limited to: utilities, insurance, salaries, maintenance, repairs, real estate taxes, special assessments, janitorial costs, administrative costs, lawn care, snow removal, payroll taxes, and the like.

iii.	Landlord shall make available for inspection by Tenant upon reasonable request, records related to this section.

d.	Real Estate Tax.

i.	This section (3.d.) is applicable to First Floor and Suite 200.

ii.
The Tenant will reimburse the Landlord for its proportionate share, 30.60%, of the taxes assessed during the term of the lease no later than thirty (30) days after notice of payment is sent. Tenant’s proportionate share will be calculated by taking the total square feet rented by Tenant divided by the total square feet of the property for which the tax applies.

iii.	Landlord shall make available for inspection by Tenant, upon reasonable request, records related to this article.

e.
Payment. Rent is due monthly, in advance, on the first day of each month, during the term of this Lease. All sums shall be paid at the address of Landlord, as above designated, or at such other place as the Landlord may, from time to time, designate in writing.

f.	Delinquent Payments. Delinquent payments shall draw interest at 9% per annum from the due date, until paid.

4.	POSSESSION. Tenant currently occupies the space. Tenant accepts the Premises in their present condition and any leasehold improvements shall be made at Tenant’s expense.

5.
USE OF PREMISES. Tenant covenants and agrees to use and to occupy the leased premises for general banking purposes and general office use. Tenant shall not permit the Premises to be used for any unlawful purpose; and Tenant shall comply with all ordinances of the City of West Des Moines, rules and regulations of the Board of Health, and laws of the state of Iowa relative to the use of the Premises; and Tenant agrees to protect Landlord against any tax, charge or penalty imposed or levied against the Premises on account of Tenant’s failure to comply with the provisions hereof.

6.	QUIET ENJOYMENT.

a.	Landlord covenants that its estate in said premises is in fee simple and that the Tenant, if not in default, shall peaceably have, hold, and enjoy the Premises for the term of this Lease.

b.
Landlord shall have the right to mortgage their interest in the Premises but such mortgage shall likewise be subordinate and inferior to the mortgage financing or other financing of Tenant for improvements to the Premises and to the Tenant’s leasehold estate. Landlord agrees to make timely payment on any such mortgage so as not to prejudice the rights of the Tenant under this Lease.

c.
The rights of the Tenant under this Lease shall be and are subject and subordinate at all times to the lien of any mortgage(s) now or hereafter in force against the property, if any, and to all advances made or hereafter to be made upon the security thereof, and the Tenant shall execute such further instruments subordinating this Lease to the lien(s) of any such mortgage(s) as shall be requested by the Landlord; provided however, that the rights of the Tenant shall not be abridged in any manner by foreclosure of such mortgage(s) or other form of security interest so long as the Tenant shall not be in default according to the terms of this Lease.

7.	EQUIPMENT, DECORATING, REPLACEMENT, REPAIR AND MAINTENANCE.

a.	REPAIRS AND MAINTENANCE

i.
Except as provided herein, Landlord shall keep the Premises and Office Building, both exterior and interior, structural and otherwise, including plumbing, heating, electrical, air conditioning, parking lot (including snow removal), yard area and common areas in good repair, and shall make all said repairs at Landlord’s sole expense; provided however, that Landlord shall not be responsible for the repair of any damage caused by any act or negligence of Tenant or its agents, employees, invitees, licensees, contractors, or customers.

ii.
At any time(s), the Landlord, either voluntarily or pursuant to governmental requirement, may, at the Landlord’s expense, make additions, repairs, alterations, or improvements in or to the Office Building or any part thereof, including Premises, and during operations, after timely notice to Tenant, may close entrances, doors, corridors, elevators, or other facilities, temporarily, all without any liability to the Tenant by reason of interference, inconvenience, or annoyance. The Tenant shall pay the Landlord overtime, having first consented to the same, and for any other expense incurred in the event such additions, repairs, alterations, or improvements in the Premises are not made during ordinary business hours at the Tenant’s request.

b.	EQUIPMENT, DECORATING AND ALTERATIONS

i.	Tenant shall be responsible for all interior decorating.

ii.	Tenant shall make no structural alterations or improvements without the prior written consent of the Landlord.

iii.
Any equipment, furnishings, or fixtures to be supplied by Tenant shall be subject to the Landlord's prior written approval as to quality and method of installation, approval which shall not unreasonably be withheld.

iv.	Tenant shall provide all trade equipment, furnishings and fixtures used in connection with the operation of its business, such as telephones, computers, desks, chairs, shelving, and similar items.

v.
If the Tenant desires and the Landlord permits blinds, shades, awnings, drapes, or other form of inside or outside window covering, or window ventilators or similar devices, they shall be furnished, installed and maintained at the expense of the Tenant and must be of such shape, color, material and make as approved by the Landlord, and installed per Landlord’s instructions.

c.
AMERICANS WITH DISABILITIES ACT. Tenant will make no unlawful use of said premises and agrees to comply with all valid regulations of the Board of Health, City Ordinances or applicable municipality, the laws of the State of Iowa and the Federal government, but this provision shall not be construed as creating any duty by Tenant to members of the general public; provided however, responsibility for compliance with the Americans with Disabilities Act shall be performed and paid for by the Landlord.

8.
UTILITIES AND SERVICES. Utilities and services shall be furnished and paid for by the parties as follows, provided that Landlord shall not be liable for any interruption in utilities and services due to breakage of apparatus, stoppage for needful repairs, or from any other causes beyond the control of the Landlord, provided Landlord uses reasonable diligence to resume such services.

a.	Furnished by Landlord, paid by Landlord:

i.	Gas

ii.	Electricity

iii.	Water and Sewer

iv.	Elevator Services

v.	Landlord shall provide heating and air conditioning for the comfortable occupancy of the Premises during business hours.

b.	Furnished by Tenant, paid by Tenant:

i.	Internet

ii.	Cable

iii.	Security, including alarms and cameras

9.	TERMINATION, SURRENDER OF PREMISES AT END OF TERM -- REMOVAL OF FIXTURES.

a.	TERMINATION. This Lease shall terminate upon expiration of the original term or any subsequent extensions if so elected.

b.
SURRENDER. At the termination of this Lease by lapse of time or otherwise, the Tenant shall return the Premises in as good condition as when the Tenant took possession, except for ordinary wear, loss by fire and other casualty and alterations or additions permitted.

c.
HOLDING OVER. Continued possession by Tenant beyond the expiration of its tenancy, and absent a written agreement by both parties for an extension of this Lease or for a new lease, shall constitute a month to month extension of the Lease at the then current rental rate.

d.
REMOVAL OF FIXTURES. Tenant may, at the expiration of its tenancy, if Tenant is not in default, remove any fixtures or equipment which Tenant has installed in the premises, provided Tenant repairs any and all damages caused by removal.

10.	CERTAIN RIGHTS RESERVED TO THE LANDLORD.

a.	The Landlord reserves the following rights:

i.	To have access for the Landlord and the other tenants of the Office Building to any mail chutes located on the Premises according to the rules of the United States Post Office;

ii.
During the last ninety (90) days of the term, or any part thereof, if during or prior to that time the Tenant vacates the Premises, to decorate, remodel, repair, alter, or otherwise prepare the Premises for reoccupancy;

iii.
To notify designated officers of the Tenant of the need for access to the Premises during hours when the Tenant’s Bank is closed and to be promptly provided entrance to the Premises after notification, but in no event shall the Landlord be entitled to passkeys to the Premises;

iv.	To exhibit the Premises to others; or

v.
To take any and all measures, including inspections, repairs, alterations, additions, and improvements to the Premises or to the Office Building, as may be necessary or desirable for the safety, protection or preservation of the Premises or the Office Building or the Landlord’s interests, or as may be necessary or desirable in the operation or remodeling of other space in the Office Building.

b.
The Landlord may enter upon the Premises and may exercise any or all of the foregoing rights hereby reserved without being deemed guilty of an eviction or disturbance of the Tenant’s use or possession and without being liable in any manner to the Tenant.

11.
WAIVER OF CERTAIN CLAIMS. All personal property in the Premises shall be at the risk of the Tenant only, and Landlord shall not be liable for any damage, either to person or property, sustained by Tenant or other persons, due to the Office Building, or any part or appurtenance thereof, or the machinery or appliances used in connection therewith, becoming out of repair, or in defective condition, or arising from the bursting or leaking of water, gas, sewer or steam pipes.

12.	ASSIGNMENT AND SUBLETTING.

a.
Tenant shall not assign this Lease or sublet the Premises, or any part thereof, without the written consent of Landlord. Landlord’s consent for such assignment or sublease shall not be unreasonably withheld.

b.
Landlord shall market and make a good faith effort to lease, on behalf of Tenant, any part of the Premises which Tenant elects to sublease. Tenant shall reimburse Landlord for any reasonable and necessary out-of-pocket expenses incurred by Landlord in connection with such subleasing. Tenant shall pay any customary commissions to third party brokers for such subleasing. Landlord shall not be entitled to any fee or commission in connection with such sublease.

c.
Landlord’s approval to assign or sublease all, or any part of the Premises, to Tenant’s parent, subsidiary, affiliate or other related corporation or entity, or its successor as a result of acquisition or merger shall not be required provided that any such transaction is at arms-length and the use of the premises does not change.

d.
Notwithstanding any assignment or sublease, Tenant shall remain fully liable on this Lease and shall not be released from performing any of the terms, covenants and conditions of this Lease unless otherwise consented to by the Landlord in the documents of assignment or subletting.

13.	RIGHT OF FIRST REFUSAL.

a.
The Tenant has the right of first refusal in the event the Landlord receives or solicits an offer to rent any vacant office space in the Office Building at the same price and on the same terms as contained in such offer. Tenant is required to exercise this election or decline to do so within thirty (30) days of such offer being presented to Tenant by the Landlord.

b.
Before agreeing to sell the Office Building and the land on which it is situated, Landlord shall first offer the Office Building for sale to the Tenant by submitting to Tenant a written proposal (“Sale Proposal”).

i.	Tenant may within thirty (30) days thereafter, accept the Sale Proposal (“Right of First Refusal”).

ii.
If Tenant fails to accept the Sale Proposal within said thirty (30) day period, Landlord may sell the Office Building free of this Right of First Refusal on substantially the same terms and conditions as are set forth in the Sale Proposal. However, if Landlord thereafter receives an offer to buy the Office Building (“Offer to Buy”) on materially less onerous terms than, or for a purchase price less than, either (i) the price contained in the Sale Proposal, or (ii) any counter offer to the Sale Proposal which may have been made by Tenant to Landlord, Landlord must give written notice to Tenant of the receipt (and terms and conditions) of such Offer to Buy if Landlord accepts or intends to accept such Offer to Buy.

iii.
Tenant may within five (5) business days following receipt of such notice, elect to purchase the Office Building under the same terms and conditions as are contained in the Offer to Buy. Election to accept the Sale Proposal or to purchase under the same terms and conditions as the Offer to Buy must be made by timely written notice to Landlord. Failure to timely exercise this Right of First Refusal by accepting the Sale Proposal or agreeing to purchase the Office Building under the same terms and conditions as the Offer to Buy, shall be deemed to be a waiver of the Right of First Refusal.

iv.
If the Office Building is not sold within the one hundred and eighty (180) day period following receipt of the Sale Proposal by Tenant, the Office Building shall not then be sold by Landlord without first giving another Sale Proposal to Tenant as first described above.

v.	This Right of First Refusal shall apply to subsequent sales of the Office Building by Landlord’s successors and assigns during the term of the Lease, notwithstanding the fact that Tenant has declined to purchase the Office Building under the provisions hereof with respect to a previous sale.

vi.	This Right of First Refusal shall not apply to any sale between Landlords, entities controlled by Landlords, or parties related to Landlords, by blood or otherwise.

14.	TAXES.

a.
PERSONAL PROPERTY TAXES. Tenant agrees to timely pay all taxes, assessments, or other public charges levied or assessed by lawful authority against its personal property on the premises during the term of this Lease.

b.
SPECIAL ASSESSMENTS. Special assessments that would be delinquent if not paid during the term of this Lease shall be timely paid by the Landlord. Tenant shall reimburse Landlord for its proportionate share of such special assessments as otherwise described in the Lease.

c.	PROTEST. Each party reserves its right of protest of any assessment of taxes, at the expense of the protesting party.

15.	INSURANCE.

a.
PROPERTY INSURANCE. Landlord and Tenant agree to insure their respective real and personal property for the full insurable value. Such insurance shall cover losses included in the special form causes of loss (formerly all risks coverage). To the extent permitted by their policies the Landlord and Tenant waive all rights of recovery against each other.

b.
LIABILITY INSURANCE. Tenant shall obtain commercial general liability insurance in the amounts of $1,000,000.00 each occurrence and $2,000,000.00 annual aggregate per location. Such policy shall include liability arising from premises operations, independent contractors, personal injury, products and completed operations and liability assumed under an insured contract. This policy shall be endorsed to include the Landlord as an additional insured.

c.
CERTIFICATES OF INSURANCE. Prior to the time the lease takes effect the Tenant will provide the Landlord with a certificate of insurance with these property and liability insurance requirements, such certificate shall include 30 days advance notice of cancellation to the Landlord. A renewal certificate shall be provided prior to expiration of the current policies.

d.	ACTS BY TENANT. Tenant will not do or omit doing of any act which would invalidate any insurance, or increase the insurance rates in force on the premises.

e.
INCREASED RISKS OR HAZARDS. Tenant further agrees to be liable for and to promptly pay, as if current rental, any increase in insurance rates on said premises and on the building of which said premises are a part, due to increased risks or hazards resulting from Tenant's use of the premises otherwise than as herein contemplated and agreed.

f.	Landlord and Tenant may each provide a copy of this lease to their respective insurers.

16.
PROTECTION FROM SUBROGATION. Neither Landlord nor Tenant shall be liable to the other for any business interruption or any loss or damage to property or injury to or death of persons occurring on the Premises or in other areas of the Office Building, in other areas of the West Bank Office Complex or the adjoining sidewalks, streets or alleys, or in any manner growing out of or connected with Tenant’s use or occupation of the Premises, or the condition thereof or the condition of other areas of Office Building, or other areas of the Office Building, or other areas of the Property, or of sidewalks, streets or alleys adjoining, caused by the negligence or other fault of Landlord or Tenant or of their respective agents, employees, subtenants, licensees or assignees, to the extent that such business interruption or loss or damage to property or injury to or death of persons is covered by or indemnified by proceeds received from insurance carried by the other party (regardless of whether such insurance is payable to or protects Landlord or Tenant or both) or for which such party is otherwise reimbursed; and Landlord and Tenant each hereby respectively waives all right of recovery against the other, its agents, employees, subtenants, licensees and assignees, for any such loss or damage to property or injury to or death of persons to the extent the same is covered or indemnified by proceeds received from any such insurance, or for which reimbursement is otherwise received. Nothing in this section contained shall be construed to impose any other or greater liability upon either Landlord or Tenant than would have existed in the absence of this section.

17.	INDEMNITY.

a.
Tenant shall indemnify Landlord and save it harmless from and against any and all claims, actions, damages, liability and expense in connection with loss of life, personal injury and/or damage to property arising from or out of any occurrence in, upon, or at the Premises, or the occupancy or use by Tenant of the Premises or any part thereof, or occasioned wholly or in part by any act or omission of Tenant, it’s agents, employees, contractors, sublessees, concessionaires, or licensees, except if caused by the act or neglect of Landlord, its agents or employees. This indemnity shall apply in connection with claims, causes of actions or judgments arising out of the use of the common areas of the Office Building, in the event of the carelessness and neglect of the Tenant, its agents, employees, contractors, sublessees, concessionaires or licensees, and shall also apply to Tenant’s occupancy of the Premises during the installation of its bank equipment, trade fixtures, and furnishings even though such occupancy may be prior to the commencement of the Lease.

b.
The Landlord likewise agrees to indemnify the Tenant and save the Tenant harmless from any and all demands, claims, causes of action or judgments and all reasonable expenses incurred in investigating or necessitating the same for the injury to person, loss of life or damage to property occurring on the common areas of the Office Building, except if caused by the act or neglect of Tenant, its agents, employees, contractors, sublessees, concessionaires or licensees.

18.	FIRE AND CASUALTY.

a.
PARTIAL DESTRUCTION OF PREMISES. In the event of a partial destruction or damage of the premises, which is a business interference that prevents the conducting of a normal business operation and which damage is repairable within sixty (60) days after its occurrences, this Lease shall not terminate but the rent for the premises shall abate during the time of such business interference. In the event of a partial destruction, Landlord shall repair such damages within sixty (60) days of its occurrence unless prevented from doing so by acts of God, government regulations, or other causes beyond Landlord's reasonable control.

b.
ZONING. Should the zoning ordinance of the municipality in which the Office Building is located make it impossible for Landlord to repair or rebuild so that Tenant is not able to conduct its business on these Premises, then such partial destruction shall be treated as a total destruction as provided in the next paragraph.

c.
TOTAL DESTRUCTION OF BUSINESS USE. In the event of a destruction or damage of the Premises, including the parking area, which damage is not repairable within sixty (60) days after its occurrence, this Lease may be terminated at the option of either the Landlord or Tenant. Termination in such event shall be effected by written notice of one party to the other, within thirty (30) days after such destruction. Tenant shall surrender possession within thirty (30) days after such notice is issued and each party shall be released from all future obligations, and Tenant shall pay rent pro rata only to the date of such destruction. In the event of such termination of this Lease, Landlord at its discretion may rebuild or not.

d.
CONDEMNATION. Should the whole, or any part of the premises, be condemned or taken for any public or quasi-public purpose, Landlord shall be entitled to retain, as its own property, any award payable. Except, in the event the Lease is terminated and the Tenant shall not have fully amortized expenditures it made for alteration, changes or improvements to the Leased Premises, the Landlord shall assign to the Tenant so much of any award payable for said alteration, changes or improvements as the result of such condemnation, as shall equal the unamortized portion of tenant’s said expenditures using an appropriate useful life.

19.	DEFAULT, NOTICE OF DEFAULT AND REMEDIES.

a.	EVENTS OF DEFAULT BY TENANT. Each of the following shall constitute an event of default by Tenant:

i.	Failure to pay rent when due;

ii.	Failure to observe or perform any duties, obligations, agreements or conditions imposed on Tenant pursuant to terms of the Lease;

iii.	Abandonment of the premises. "Abandonment" means the Tenant has failed to engage in its usual and customary business activities on the premises for more than ten (10) consecutive business days;

iv.
Institution of voluntary or involuntary bankruptcy proceedings in which the Court orders relief against the Tenant as a debtor; assignment for the benefit of creditors of the interest of Tenant under this Lease agreement; appointment of a receiver for the property or affairs of Tenant, where the receivership is not vacated within ten (10) days after the appointment of the receiver; or

v.	Tenant shall do or permit to be done anything which creates a lien upon the Premises and Tenant fails to remove said lien.

b.
NOTICE OF DEFAULT BY TENANT. Landlord shall give Tenant a written notice specifying the default and giving the Tenant thirty (30) days in which to correct the default. If there is a default (other than for nonpayment of a monetary obligation of Tenant, including rent) that cannot be remedied in thirty (30) days by diligent efforts of the Tenant, Tenant shall propose an additional period of time in which to remedy the default. Consent to additional time shall not be unreasonably withheld by the Landlord. Landlord shall not be required to give Tenant any more than three notices for the same default within any rolling three hundred and sixty-five (365) day period.

c.
NOTICE OF DEFAULT BY LANDLORD. If Landlord is in default under this Lease, Tenant shall give simultaneous written notice of such default to the first mortgage holder, provided Tenant has been provided this information. Tenant further agrees that the said holder of the first mortgage shall be permitted to correct or remedy such default within the same period of time allotted to the Landlord.

d.
LANDLORD REMEDIES. In the event Tenant has not remedied a default in a timely manner following a Notice of Default, Landlord may proceed with all available remedies at law or in equity, including but not limited to the following:

i.
Termination. Landlord may declare this Lease to be terminated and shall give Tenant a written notice of such termination. In the event of termination of this Lease, Landlord shall be entitled to claim and obtain judgment against Tenant for the balance of the rent agreed to be paid for the term herein provided, plus all expenses of Landlord in regaining possession of the premises and the reletting thereof, including attorney's fees and court costs, crediting against such claim, however, any amount obtained by reason of such reletting.

ii.
Forfeiture. If a default is not remedied in a timely manner, Landlord may then declare this Lease to be forfeited and shall give the Tenant a written notice of such forfeiture, and may at the time, give Tenant the notice to quit provided for in Chapter 648 of the Code of Iowa.

iii.
Acceleration: Upon any default by Tenant, Landlord may declare all payments due to Landlord under the terms of this Lease to be immediately due and payable in full. Nothing contained herein shall be construed to diminish Landlord’s duty to mitigate his damages.

e.
In case Landlord shall, without fault on its part, be made a party to any litigation commence by or against Tenant, then Tenant shall pay all costs, expenses, and reasonable attorneys’ fees incurred or paid by Landlord in connection with such litigation, the Tenant first having been given an opportunity to defend against such claims and having failed to do so. Tenant shall also pay all costs, expenses and reasonable attorneys’ fees that may be incurred or paid by Landlord in enforcing the covenants and agreements in this Lease provided that Landlord prevails in any litigation commenced by it to enforce the same.

20.
RIGHT OF EITHER PARTY TO MAKE GOOD ANY DEFAULT OF THE OTHER. If default shall be made by either party in the performance of, or compliance with, any of the terms or conditions of this Lease, and such default shall have continued for thirty (30) days after written notice thereof from one party to the other, the person aggrieved, in addition to all other remedies now or hereafter provided by law, may, but need not, perform such term or condition, or make good such default and any amount advanced shall be repaid forthwith on demand, together with interest at the rate of 9% per annum, from date of advance.

21.	SIGNS.

a.	The Tenant may install exterior building signage:

i.	At Tenant’s expense;

ii.	Subject to the written approval of the Landlord, which approval shall not be unreasonably withheld;

iii.	All signage must be in accordance with the City of West Des Moines ordinances and state of Iowa requirements; and

iv.	Such sign, if and when removed, shall not damage the building. Costs to remove and make repairs shall be responsibility of the Tenant.

b.	The Landlord shall have the right, at its sole expense, to construct, repair, and maintain on each exterior entrance to the Office Building signs entitled “West Bank Office Building”.

c.	In the determination of whether a particular approval or lack of approval is reasonable, it is the intention of both parties to maintain an attractive exterior of the Office Building.

d.
The Tenant shall not advertise the business, profession or activities of the Tenant conducted in the Premises in any manner which violates the letter or spirit of any code of ethics adopted by any recognized association or organization pertaining to such business, profession or activities, and shall not use the name of the Office Building for any purpose other than that of business address of the Tenant. Any violation of this paragraph may be restrained by injunction.

e.
Tenant shall not display, inscribe, print, paint, maintain or affix on any place in or about the Premises any sign, notice, legend, direction, figure or advertisement, except on the doors of the Premises and on any directory boards, and then only such name or names and matter, and in such color, size, style, place and material, as shall first have been approved by the Landlord in writing, which approval shall not be unreasonably withheld.

22.
MECHANIC'S LIENS. Landlord hereby gives notice that no mechanic’s lien or other lien shall in any manner or decree attach to or affect the rights of the Landlord in and to the Premises including improvements thereto. In addition,

Tenant shall not cause or permit any mechanic’s or materialman’s liens to be filed against the Premises nor against Tenant’s leasehold interest in the Premises by, through, or under Tenant.

23.
LANDLORD'S LIEN AND SECURITY INTEREST. Said Landlord shall have, in addition to any lien given by law, a security interest as provided by the Uniform Commercial Code of lowa, upon all personal property and all substitutions thereof, kept and used on said premises by Tenant. Landlord may proceed at law or in equity with any remedy provided by law or by this Lease for the recovery of rent, or for termination of this Lease because of Tenant's default in its performance.

24.	SUBSTITUTION OF EQUIPMENT, MERCHANDISE, ETC.

a.
During its tenancy, the Tenant shall have the right to sell or otherwise dispose of any personal property of the Tenant situated on the premises, when in the judgment of the Tenant it shall have become obsolete, outworn, or unnecessary in connection with the operation of the business on the premises; provided, however, that the Tenant shall, in such instance (unless no substituted article or item is necessary) at its own expense, substitute for such items a new or other item in substitution thereof, in like or greater value.

b.	Nothing herein contained shall be construed as denying Tenant the right to dispose of inventoried merchandise in the ordinary course of the Tenant's trade or business.

25.	MULTI-TENANT COMPLEX AND ACCESS.

a.
Tenant acknowledges that the Premises are part of a multi-tenant building. Tenant agrees that Landlord may from time to time promulgate reasonable rules and regulations pertaining to Tenant, other tenants and the Premises and that Tenant will abide by such reasonable rules and regulations.

b.
Landlord, or its successors and assigns, during the term of this Lease or any extensions thereof, shall not lease, rent, occupy, or permit to be occupied, or sell any property within the West Bank Office Complex to any bank, credit union, or a state or federal chartered savings and loan association. This restrictive covenant is deemed to run with the title to the land.

c.
Following reasonable notice to the Tenant, Landlord or his/her agents may enter the Premises during normal business hours to inspect the same or to show the Premises to prospective tenants or purchasers or for the purpose of making improvements or repairs to the Premises or Office Building or inspection of the same. Landlord or his/her agents may enter the Premises at any time in case of legitimate emergency. Landlord or his/her agents may enter the Premises between the hours of 5PM and 11:30PM Monday - Friday and any time after 1PM Saturday or Sunday for the purposes of cleaning the Premises.

26.
RIGHTS CUMULATIVE. The various rights, powers, options, elections, and remedies of either party, provided in this Lease, shall be construed as cumulative and no one of them as exclusive of the others, or exclusive of any rights, remedies or priorities allowed either party by law, and shall in no way affect or impair the right of either party to pursue any other equitable or legal remedy to which either party may be entitled as long as any default remains in any way unremedied, unsatisfied, or undischarged.

27.
NOTICES AND DEMANDS. Notices as provided for in this Lease shall be given to the respective parties hereto at the respective addresses designated on page one of this Lease unless either party notifies the other, in writing, of a different address. All notices shall be given in writing and delivered personally or by certified United States mail, return receipt requested. If notice is given by certified mail, return receipt requested, the notice shall be deemed to have been given when sent.

28.	PROVISIONS TO BIND AND BENEFIT SUCCESSORS, ASSIGNS, ETC.

a.	Each and every covenant and agreement herein contained shall extend to and be binding upon the respective successors, heirs, administrators, executors, and assigns of the parties.

b.
In the absence of fraud, no person, or the heirs, legal representatives, successors and assigns, respectively, thereof, executing this Lease as agent, trustee, or in any other representative capacity shall ever be deemed or held individually liable hereunder for any reason or cause whatsoever.

29.	CHANGES TO BE IN WRITING. None of the covenants, provisions, terms or conditions of this Lease shall be modified, waived, or abandoned, except by a written instrument duly signed by the parties.

30.
ENTIRE AGREEMENT. This Lease represents the entire understanding and agreement made between the Landlord and Tenant with respect to the subject matter hereof and supersedes all prior negotiations, correspondence, discussions, and understandings relating to the subject matter hereof.

31.
RECORDING. It is the intention of the parties that this Lease shall not be filed or recorded with any city or county. Each party agrees upon the request of the other party to execute a memorandum of lease in a form suitable for recording to protect, preserve, or enhance those rights of each party which are protected, preserved, or enhanced by such recordation.

32.	CONSTRUCTION.

a.	Words and phrases herein, including acknowledgment hereof, shall be construed as in the singular or plural number, and as masculine, feminine or neuter gender according to the context.

b.	Both parties have had full opportunity to negotiate this Lease, and neither party intends that this Lease be construed for or against either party because of that party's role in drafting this Lease.

33.	WAIVER. No waiver of the breach of any of the terms or conditions of this Lease shall constitute a waiver of any other or succeeding breach of the same or other provision of this Lease.

34.	ENFORCEABILITY. The invalidity or unenforceability of any provision hereof shall not affect or impair any other provision.

35.
REGULATORY APPROVAL. This Lease is subject to regulatory approval, including, but not limited to Iowa Division of Banking written approval. If such approval is not granted, this Lease is void and the 1971 lease and all subsequent amendments are reinstated.

LANDLORD:	TENANT:

By: /s/ Richard B. Margulies	By: /s/ Douglas R. Gulling
Richard B. Margulies	West Bank
Landlord’s representative	Douglas R. Gulling
Chief Financial Officer

Exhibit “A”

CALCULATION OF 2017 CPI ADJUSTMENT

May 2017 through April 2022 Rent Calculations			
May 2017 CPI	244.73		
May 2012 CPI	229.82		
Ratio	1.06491		
Less	-1.00000		
Factor	0.06491		
Original space - 1st & 2nd flr	Finished	Unfinished	
Prior rate psf	35.87	30.35	
CPI Increase factor	0.06491	0.06491	
Increase in rate psf	2.33	1.97	
Adjusted base rate psf	38.20	32.33	
Square feet	9,875	800	
Adjusted annual rent	377,249.90	25,860.17	
Adjusted monthly rent	31,437.49	2,155.01	
Monthly rent - original space			33,592.51
Other – per original lease			
Cleaning contribution		536.32	
Sales tax on cleaning		32.18	568.50
Total monthly rent - Effective May 1, 2017			34,161.00

2/17/18 at 12:50 PM